Testing the Waters Materials Related to Series #SHOWCASE4

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#SHOWCASE4

'56 SHOWCASE #4 (1ST APP. SILVER AGE FLASH)

THIS INITIAL OFFERING IS COMING SOON!

7.5
SHOWCASE
FLASH

CURRENT VALUE: $77,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1956 SHOWCASE #4 COMIC BOOK

Investment Overview

•Upon completion of the Series #SHOWCASE4 Offering, Series #SHOWCASE4 will purchase a 1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5 as the Underlying Asset for Series #SHOWCASE4 (The “Series 1956 Showcase #4 Comic Book” or the “Underlying Asset” with respect to Series #SHOWCASE4, as applicable), the specifications of which are set forth below.

•DC Comics is a comic book publisher founded in 1934 by Major Malcolm Wheeler-Nicholson, originally called National Allied Publications.

•The Silver-Age Flash, Barry Allen, was a police scientist who gained superhuman speed after being struck by a lightning bolt and being exposed to chemicals.  First appearing in Showcase #4 in 1956, his growing popularity earns him his own comic series by 1959.

•The Underlying Asset is a 1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5.

Asset Description

Overview & Authentication

•The original Flash, a golden age superhero, was a college student named Jay Garrick who gains superhuman speed when he knocks over a science experiment. This Flash incarnation was inspired by the Roman god Mercury and was a member of the original Justice Society of America. His first appearance came in Flash Comics #1 in 1940, but by 1951 he had fallen out of fashion and his comic book run ended.

•The ‘Silver Age’ of comic books refers to a time in comics history when comic book sales began picking up after several years of controversy regarding adolescent violence. Many people consider Showcase #4 to be the beginning of the ‘Silver Age.’

•The Silver Age Flash, Barry Allen, and the Golden Age Flash, Jay Garrick, would eventually both exist in DC Comics continuity thanks to one of the earliest examples of what is referred to as “meta” storytelling. This narrative takes place in 1961’s Flash #123.

•The first appearance of Silver-Age Flash on television was in a number of animated segments for 1967’s Superman/Aquaman Hour of Adventure. Filmation produced three 7-minute stories featuring The Flash.

•Beginning as a made-for-television movie, The Flash gets his own television series that runs from 1990 to 1991, starring John Wesley Shipp as Barry Allen/The Flash.

•The Flash has been featured in a number of video games including 1991’s The Flash for Game Boy published by THQ Inc, 1993’s The Flash for The Sega Master System developed by Probe Software Ltd., and 2006’s Justice League Heroes: The Flash for the Game Boy Advance published by Warner Bros. Interactive Entertainment Inc.

•2016’s Batman v Superman: Dawn of Justice features the first theatrical appearance of Barry Allen/The Flash, but only for a few brief moments.

•The Flash appeared as a main character on Hanna-Barbera’s 1973 animated version of the Justice League of America known as The Super Friends.

•A Flash television series featuring Grant Gustin as Barry Allen/The Flash began its ongoing run on The CW in 2014.

•Barry Allen’s The Flash has a significant role in DC Comics’ 1985-1986 Crisis on Infinite Earths event in which he dies, remaining dead in DC continuity for over 20 years until the 2008 crossover event Final Crisis brings him back.

•In March 2021, Zach Snyder’s Justice League, a cut of 2017’s Justice League, is released. Both the versions feature Barry Allen/The Flash played by actor Ezra Miller.

•A new Flash movie, which will be the first theatrically released solo motion picture for the character, is scheduled for a November 2022 release. Ezra Miller is planned to reprise his role as Barry Allen/The Flash, with Michael Keaton slotted to play a version of Batman, a role he has not played since 1992’s Batman Returns.

•The Underlying Asset has been authenticated by Certified Guaranty Company (CGC) an issued a grade of CGC 7.5 with certification No. 0045218032.

Notable Features

•The Underlying Asset is a 1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5.

•The Underlying Asset is 1 of 7 1956 Showcase #4 Comic Book examples graded CGC 7.5 with 20 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from CGC.

Details

Series 1956 Showcase #4 Comic Book
Title	Showcase #4
Store Date	September 10, 1956
Key Issue	First Appearance Silver-Age Flash
Cover Price	$0.10
Publisher	D.C. Comics
Writer(s)	Robert Kanigher and John Broome
Cover Artist(s)	Joe Kubert and Carmine Infantino
Penciller(s)	Carmine Infantino
Inker(s)	Joe Kubert
Editor	Whitney Ellsworth
Rarity	1 of 7 (CGC 7.5)
Authentication	Certified Guaranty Company (CGC)
Grade	7.5
Certification No.	0045218032

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1956 Showcase #4 Comic Book going forward.

#SHOWCASE4 | $77K

COMPARABLE ASSET VALUE

ASSET VALUE

+796.3%

TRANSACTIONS

15

"Barry Allen… became the second-generation Flash and ushered in DC'S Silver Age. He also became a catalyst for other heroes and groups introduced over the next 15 years or so."

CBR

March 2021

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THE FLA

#SHOWCASE4 | *Visuals*

When the Silver Age Flash met the Golden Age Flash in 1961's "The Flash of Two Worlds," it introduced the The Multiverse — forever changing the future of comic book storytelling.

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